Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Member
TransMontaigne GP L.L.C.:

We have audited the accompanying combined balance sheets of TransMontaigne Partners (Predecessor) as of August 31, 2006 and December 31, 2005, and the related combined statements of operations, equity, and cash flows for the eight months ended August 31, 2006 and for the year ended December 31, 2005. These combined financial statements are the responsibility of TransMontaigne GP L.L.C.’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of TransMontaigne Partners (Predecessor) as of August 31, 2006 and December 31, 2005 and the results of their operations and their cash flows for the eight months ended August 31, 2006 and for the year ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Denver, Colorado
March 7, 2008

TransMontaigne Partners (Predecessor)
Combined balance sheets
(Dollars in thousands)

	August 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash	$5	$8
Trade accounts receivable, net	2,277	2,975
Other current assets	762	362
	3,044	3,345
Property, plant and equipment, net	129,057	126,353
Other assets	33	40
	$132,134	$129,738
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$2,197	$1,744
Accrued liabilities	373	129
Total current liabilities	2,570	1,873

Equity	129,564	127,865
	$132,134	$129,738

See accompanying notes to combined financial statements.

TransMontaigne Partners (Predecessor)
Combined statements of operations
(Dollars in thousands)

	Eight months ended August 31, 2006	Year ended December 31, 2005

Revenue	$23,162	$36,017
Costs and expenses:
Direct operating costs and expenses	(10,925)	(18,274)
Allocated general and administrative expenses	(1,888)	(2,735)
Allocated insurance expense	(634)	(775)
Depreciation and amortization	(6,223)	(8,471)
Loss on exchange of terminals	(1,612)	—
Net earnings	$1,880	$5,762

See accompanying notes to combined financial statements.

TransMontaigne Partners (Predecessor)
Combined statements of equity
(Dollars in thousands)

	Eight months ended August 31, 2006	Year ended December 31, 2005

Balance at beginning of period	$127,865	$130,600
Net earnings	1,880	5,762
Net distributions and repayments to TransMontaigne Inc.	(181)	(8,497)
Balance at end of period	$129,564	$127,865

See accompanying notes to combined financial statements.

TransMontaigne Partners (Predecessor)
Combined statements of cash flows
(Dollars in thousands)

	Eight months ended August 31, 2006	Year ended December 31, 2005

Cash flows from operating activities:
Net earnings	$1,880	$5,762
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	6,223	8,471
Loss on exchange of terminals	1,612	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Trade accounts receivable, net	698	(2,311)
Other current assets	(433)	875
Trade accounts payable	453	(17)
Accrued liabilities	244	(37)
Net cash provided by operating activities	10,677	12,743
Cash flows from investing activities:
Exchange of terminals	(5,910)	—
Additions to property, plant and equipment—expansion of facilities	(201)	(2,805)
Additions to property, plant and equipment—maintain existing facilities	(3,768)	(1,441)
Net cash (used) by investing activities	(9,879)	(4,246)
Cash flows from financing activities:
Net contributions and advances by (distributions and repayments to) TransMontaigne Inc.	(801)	(8,497)
Net cash (used) by financing activities	(801)	(8,497)
Decrease in cash and cash equivalents	(3)	—
Cash and cash equivalents at beginning of period	8	8
Cash and cash equivalents at end of period	$5	$8

Supplemental disclosure of non-cash activities:
TransMontaigne Inc. assumption of environmental obligation related to exchange of terminals	$620	—

See accompanying notes to combined financial statements.

Notes to combined financial statements

Eight months ended August 31, 2006 and year ended December 31, 2005

(1)                                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)                                  Nature of business

TransMontaigne Partners (Predecessor) includes the assets, liabilities and results of operations of certain terminal and transportation operations of TransMontaigne Inc. prior to their sale by TransMontaigne Inc. to TransMontaigne Partners L.P. (“Partners” or the “Partnership”).  The accompanying combined financial statements include the assets, liabilities and results of operations of the Southeast terminaling operations, which include 22 terminals with an aggregate active storage capacity of approximately 9.0 million barrels (collectively, the “Southeast terminals”).

The Partnership was formed in 2005 as a Delaware master limited partnership initially to own and operate refined petroleum products terminaling and transportation facilities. The Partnership provides integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of refined products, crude oil, chemicals, fertilizers and other liquid products.

TransMontaigne Partners is controlled by our general partner, TransMontaigne GP L.L.C., which is a wholly-owned subsidiary of TransMontaigne Inc. Effective September 1, 2006, Morgan Stanley Capital Group Inc., a wholly-owned subsidiary of Morgan Stanley, purchased all of the issued and outstanding capital stock of TransMontaigne Inc. Morgan Stanley Capital Group is the principal commodities trading arm of Morgan Stanley. As a result of Morgan Stanley’s acquisition of TransMontaigne Inc., Morgan Stanley became the indirect owner of our general partner. At December 31, 2007, TransMontaigne Inc. and Morgan Stanley have a significant interest in our partnership through their indirect ownership of a 26.2% limited partner interest, a 2% general partner interest and the incentive distribution rights.

The Southeast terminals were sold to the Partnership on December 31, 2007 in exchange for a cash payment of approximately $118.6 million.  The Partnership’s acquisition of the Southeast terminals from TransMontaigne Inc. will be recorded at carryover basis in a manner similar to a reorganization of entities under common control. Therefore, the results of operations of the Southeast terminals for the period September 1, 2006 through December 31, 2006 and for the year ended December 31, 2007 will be included in the Partnership’s historical consolidated statements of operations.  The difference between the consideration paid by the Partnership to TransMontaigne Inc. of approximately $118.6 million and TransMontaigne Inc.’s basis in the Southeast terminals’ net assets of approximately $168.0 million will be reflected as an increase to partners’ equity—subordinated units in TransMontaigne Partners’ historical consolidated balance sheet at December 31, 2007.

(b)                                  Basis of presentation and use of estimates

Our accounting and financial reporting policies conform to accounting principles and practices generally accepted in the United States of America.  The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. The following estimates, in management’s opinion, are subjective in nature, require the exercise of judgment, and involve complex analyses: allowance for doubtful accounts and accrued environmental obligations. Changes in these estimates and assumptions will occur as a result of the passage of time and the occurrence of future events. Actual results could differ from these estimates.

All significant inter-company accounts and transactions have been eliminated in the preparation of the accompanying combined financial statements.

(c)                                  Accounting for terminal operations

In connection with our terminal and pipeline operations, we utilize the accrual method of accounting for revenue and expenses. We generate revenue in our terminal and pipeline operations from throughput fees, storage fees, transportation fees, management fees and cost reimbursements, and fees from other ancillary services. Throughput revenue is recognized when the product is delivered to the customer; storage revenue is recognized ratably over the term of the storage contract; transportation revenue is recognized when the product has been delivered to the customer at the specified delivery location; management fee revenue and cost reimbursements are recognized as the services are performed or as the costs are incurred; and ancillary service revenue is recognized as the services are performed.

(d)                                  Cash and cash equivalents

We consider all short-term investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents.  At August 31, 2006 and December 31, 2005, we did not hold any cash equivalents.

(e)                                  Property, plant and equipment

Depreciation is computed using the straight-line method. Estimated useful lives are 15 to 25 years for plant, which includes buildings, storage tanks, and pipelines, and 3 to 25 years for equipment. All items of property, plant and equipment are carried at cost. Expenditures that increase capacity or extend useful lives are capitalized. Repairs and maintenance are expensed as incurred.

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. If an asset is impaired, the impairment loss to be recognized is the excess of the carrying amount of the asset over its estimated fair value.

(f)                                    Environmental obligations

We accrue obligations for environmental costs that relate to existing conditions caused by past operations when estimable. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs, as well as fines, damages and other costs, including direct legal costs. Liabilities for environmental costs at a specific site are initially recorded, on an undiscounted basis, when it is probable that we will be liable for such costs, and a reasonable estimate of the associated costs can be made based on available information. Such an estimate includes our share of the liability for each specific site and the sharing of the amounts related to each site that will not be paid by other potentially responsible parties, based on federal, state and local laws and regulations. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. Estimates of our ultimate liabilities associated with environmental costs are difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation, technology changes, alternatives available and the evolving nature of environmental laws and regulations. We periodically file claims for insurance recoveries of certain environmental remediation costs with our insurance carriers under our comprehensive liability policies. We recognize our insurance recoveries as a credit to income in the period the insurance recoveries are received.

At August 31, 2006 and December 31, 2005, we are not aware of any existing conditions that may cause us to incur significant expenditures in the future for the remediation of existing contamination.  Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

TransMontaigne Inc. has indemnified the Partnership through December 31, 2012 against certain potential environmental liabilities associated with the operation of the Southeast terminals that occurred on or prior to December 31, 2007, up to a maximum liability not to exceed $15 million for this indemnification obligation (see Note 2 of Notes to combined financial statements).

(g)                                 Income taxes

No provision for income taxes has been reflected in the accompanying combined financial statements because Partners is treated as a partnership for federal and state income taxes. As a partnership, all income, gains, losses, expenses, deductions and tax credits generated by Partners flow through to the unit holders of the partnership.

(h)                                 Asset retirement obligations

Asset retirement obligations are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, requires that the fair value of a liability related to the retirement of long-lived assets be recorded at the time a legal obligation is incurred. Once an asset retirement obligation is identified and a liability is recorded, a corresponding asset is recorded, which is depreciated over the remaining useful life of the asset. After the initial measurement, the liability is adjusted to reflect changes in the asset retirement obligation’s fair value. If and when it is determined that a legal obligation has been incurred, the fair value of any liability is determined based on estimates and assumptions related to retirement costs, future inflation rates and interest rates. Our long-lived assets consist of above-ground storage facilities and an underground pipeline. We are unable to predict if and when our long-lived assets will become completely obsolete and require dismantlement. Accordingly, we have not recorded an asset retirement obligation, or corresponding asset, because the future dismantlement and removal dates of our long-lived assets, and the amount of any associated costs, are indeterminable. Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations—an interpretation of SFAS 143,” which requires companies to recognize a liability for the fair value of a legal obligation to perform asset-retirement activities that are conditional on a future event, if the amount can be reasonably estimated. We adopted the requirements of FIN 47 on January 1, 2006. The adoption of FIN 47 did not have a significant impact on our combined financial statements.

(2)                                 TRANSACTIONS WITH TRANSMONTAIGNE INC.

Omnibus Agreement.  On December 31, 2007, Partners entered into an amended and restated omnibus agreement with TransMontaigne Inc. and Partners’ general partner that expires in December 2014, unless extended. Under the omnibus agreement, Partners pays TransMontaigne Inc. an annual administrative fee for the provision of various general and administrative services for the management of Partners’ assets. The omnibus agreement further provides that Partners pays TransMontaigne Inc. an annual insurance reimbursement for premiums on insurance policies covering Partners’ assets. The administrative fee may increase in subsequent years by the percentage increase in the consumer price index for the immediately preceding year, and the insurance reimbursement will increase in accordance with increases in the premiums payable under the relevant policies. In addition, if Partners acquires or constructs additional facilities during the term of the agreement, TransMontaigne Inc. will propose a revised administrative fee covering the provision of services for such additional facilities. If the conflicts committee of Partners’ general partner agrees to the revised administrative fee, TransMontaigne Inc. will provide services for the additional facilities pursuant to the agreement.

The accompanying combined financial statements include allocated general and administrative charges from TransMontaigne Inc. for indirect corporate overhead.  The administrative fee includes expenses incurred by TransMontaigne Inc. to perform centralized corporate functions, such as legal, accounting, treasury, insurance administration and claims processing, health, safety and environmental, information technology, human resources, credit, payroll, taxes and engineering and other corporate services, to the extent such services are not outsourced by TransMontaigne Inc. The allocated general and administrative expenses were $1.9 million for the eight months ended August 31, 2006 and $2.7 million for the year ended December 31, 2005, respectively.  The administrative fee does not include reimbursements for direct expenses TransMontaigne Inc. incurs on Partners’ behalf, such as salaries of operational personnel performing services on-site at our terminals and pipeline and the cost of their employee benefits, including 401(k), pension, and health insurance benefits.

The accompanying combined financial statements also include allocated insurance charges from TransMontaigne Inc. for insurance premiums to cover costs of insuring activities such as property, casualty, pollution, automobile, directors and officers’ liability, and other insurable risks. The allocated insurance charges were $0.6 million for the eight months ended August 31, 2006 and $0.8 million for the year ended December 31, 2005, respectively.

Management believes that the allocated general and administrative charges and insurance charges are representative of the costs and expenses incurred by TransMontaigne Inc. for managing the Southeast terminals.

Environmental Indemnification.  TransMontaigne Inc. has agreed to indemnify Partners for a stipulated period of time against certain potential liabilities associated with the operation of the Southeast terminals prior to their acquisition by the Partnership. TransMontaigne Inc. has no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after December 31, 2007. Partners has agreed to indemnify TransMontaigne Inc. against environmental liabilities for potential environmental claims, losses and expenses associated with the operation of the Southeast terminals after their acquisition by the Partnership.

With respect to the Southeast terminals, TransMontaigne Inc.’s maximum liability for environmental indemnification is $15 million and TransMontaigne Inc. has no obligation to indemnify Partners for losses until such losses exceed $250,000 in the aggregate.

Other Indemnification.  TransMontaigne Inc. has agreed to indemnify Partners for any losses attributable to any breach of its representations, warranties or covenants, any retained liabilities, or any excluded assets associated with the Southeast terminals provided that the indemnifiable losses must first exceed $500,000 and total indemnification is generally limited to $15 million.  Partners has agreed to indemnify TransMontaigne Inc. for any losses attributable to any breach of our representations, warranties or covenants or the post-closing operations of the Southeast terminals to the extent not subject to TransMontaigne Inc.’s indemnification obligations.

(3)  EXCHANGE OF TERMINALS

On February 1, 2006, we transferred to BP Plc (“BP”) approximately $5.9 million in cash and six terminals with an aggregate storage capacity of approximately 0.8 million barrels in exchange for nine BP terminals with an aggregate storage capacity of approximately 1.2 million barrels. The BP terminals we received in the exchange are adjacent to certain of our other terminals. Under the terms of the exchange agreement, we and BP agreed to throughput refined products at the facilities to be owned and operated by the other party. We currently are obligated to throughput approximately 21,000 barrels per day through BP-owned facilities and BP currently is obligated to throughput approximately 26,000 barrels per day through our facilities. Our throughput obligations at BP-owned facilities are terminal specific and are in effect through January 31, 2011.

The exchange of terminals with BP has been reflected in the accompanying combined financial statements based on the fair value of the terminals received. Included in the accompanying combined statement of operations for the eight months ended August 31, 2006, is a loss of approximately $(1.6) million on the exchange of the terminals. The loss on the exchange of the terminals is as follows:

Fair value of net assets received in the exchange:
Land	$2,389
Terminals, pipelines and equipment	21,775
Environmental obligations assumed	(1,163)	23,001
Carrying amount of net assets transferred in the exchange:
Cash paid	$(5,910)
Land	(1,437)
Terminals, pipelines and equipment	(17,809)
Environmental obligations transferred	543	(24,613)
Loss on exchange of terminals		$(1,612)

(4)                                 CONCENTRATION OF CREDIT RISK AND TRADE ACCOUNTS RECEIVABLE

Our primary market areas are located in the Southeastern region of the United States. We have a concentration of trade receivable balances due from companies engaged in the trading, distributing and marketing of refined products, crude oil, chemicals, fertilizers and other liquid products, and the United States government. These concentrations of customers may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. Our customers’ historical financial and operating information is analyzed prior to extending credit. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions we may request letters of credit, prepayments or guarantees. We maintain allowances for potentially uncollectible accounts receivable. At August 31, 2006 and December 31, 2005, we are not aware of any existing trade accounts receivable that may not be collected in the future.  Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

Trade accounts receivable, net consists of the following (in thousands):

	August 31, 2006	December 31, 2005
Trade accounts receivable	$2,277	$2,975
Less allowance for doubtful accounts	—	—
	$2,277	$2,975

The following customers accounted for at least 10% of our combined revenue during one of the periods presented in the accompanying combined statements of operations (percentage of combined revenue for the respective period):

	Eight months ended August 31, 2006	Year ended December 31, 2005

TransMontaigne Inc. and Morgan Stanley Capital Group Inc.	74%	77%
BP Plc	10%	11%

(5)                                 OTHER CURRENT ASSETS

Other current assets are as follows (in thousands):

	August 31, 2006	December 31, 2005
Additive detergent	$743	$264
Miscellaneous receivables and other	19	98
	$762	$362

(6)                                 PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net is as follows (in thousands):

	August 31, 2006	December 31, 2005
Land	$11,821	$10,870
Terminals, pipelines and equipment	163,971	165,882
Technology and equipment	1,641	1,697
Furniture, fixtures and equipment	8	8
Construction in progress	1,258	660
	178,699	179,117
Less accumulated depreciation	(49,642)	(52,764)
	$129,057	$126,353

(7)                                 ACCRUED LIABILITIES

Accrued liabilities are as follows (in thousands):

	August 31, 2006	December 31, 2005
Accrued property taxes	$330	$108
Other accrued liabilities	43	21
	$373	$129

(8)                                 COMMITMENTS

Operating Leases.  We lease property and equipment under non-cancelable operating leases that extend through April 2010. At August 31, 2006, future minimum lease payments under these non-cancelable operating leases are as follows (in thousands):

Years ending December 31:	Property and equipment
2006 (remainder of the year)	$24
2007	69
2008	32
2009	10
2010	2
Thereafter	—
$137

Rental expense under operating leases was approximately $50,000 and  $133,000 for the eight months ended August 31, 2006 and for the year ended December 31, 2005, respectively.

(9)                                 DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of financial instruments at August 31, 2006 and December 31, 2005.

Cash and Cash Equivalents, Trade Receivables and Trade Accounts Payable.  The carrying amounts approximate fair value because of the short-term maturity of these instruments.

(10)                          BUSINESS SEGMENTS

We provide integrated terminaling, storage, and related services to companies engaged in the distribution and marketing of refined petroleum products, chemicals and other liquids. Our chief operating decision maker is TransMontaigne Inc.’s chief executive officer (“CEO”). TransMontaigne Inc.’s CEO reviews the financial performance of our business segment using disaggregated financial information about “net margins” for purposes of making operating decisions and assessing financial performance. “Net margins” is composed of revenues less direct operating costs and expenses. Accordingly, we present “net margins” for our Southeast terminals business segment.

	Eight months ended August 31, 2006	Year ended December 31, 2005

Southeast Terminals:
Throughput and additive injection fees, net	$13,645	$22,049
Storage fees	5,223	6,417
Management fees	613	3,766
Other	3,681	3,785
Revenue	23,162	36,017
Direct operating costs and expenses	(10,925)	(18,274)
Net margins	12,237	17,743
Allocated general and administrative expenses	(1,888)	(2,735)
Allocated insurance expense	(634)	(775)
Depreciation and amortization	(6,223)	(8,471)
Loss on exchange of terminals	(1,612)	—
Net earnings	$1,880	$5,762

Supplemental information about our business segment is summarized below (in thousands):

	Eight months ended August 31, 2006	Year ended December 31, 2005

Southeast Terminals:
Revenue from external customers	$6,018	$8,375
Revenue from TransMontaigne Inc. and Morgan Stanley Capital Group Inc.	17,144	27,642
Revenue	$23,162	$36,017
Identifiable assets	$132,134	$129,738
Capital expenditures	$3,969	$4,246